KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces the Addition of Carla D'Andre to its Board of Directors

Kingston, NY — May 15, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone") announced today that Carla D'Andre has joined the Company's Board of Directors.

Ms. D'Andre brings to the Board more than 40 years of experience in the insurance industry. She is the co-founder of D'Andre Insurance Group, Inc., the parent of two independent insurance agencies. Prior to starting these agencies, Ms. D'Andre was Executive Vice President, Head - Global Corporate Practice and Member – Partner's Council at Willis Group Holdings; Managing Director and Strategic Account Manager at AON Risk Services; Chief Operating Officer at XL Capital's start-up firm, Inquis Logic Inc.; Member of Senior Management and Managing Director of Swiss Re New Markets and Director of Alternative Markets at Swiss Re America; Senior Vice President of Sedgwick North America; and Vice President of Johnson & Higgins.

"We are delighted that Carla has accepted our offer to join the Company's Board," said Barry Goldstein, KINS Chairman and Chief Executive Officer. "She brings with her a love for the industry, a detailed knowledge of the business and a wealth of experience." Ms. D'Andre will join the Company's Audit Committee, Nominating and Corporate Governance Committee, as well as the Compensation Committee. She will chair the Company's Insurance and Finance Committee.

Ms. D'Andre added "I am looking forward to helping to grow Kingstone's shareholder value. The Company enjoys a stellar reputation with its entire distribution network, and is positioned to become a larger, more geographically diversified northeast regional carrier."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State and New Jersey.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900